Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329 - 8347

For immediate release:

ALLOY REPORTS THIRD QUARTER FISCAL 2008 RESULTS

•	Revenue of $69.9 Million Up 5% and Adjusted EBITDA of $11.9 Million Up 28%

•	Updated Fiscal 2008 Full Year Financial Guidance:

•	Revenue of $215.0 – $220.0 Million

•	Adjusted EBITDA of $16.0 – $18.0 Million

•	Share Repurchases of $2.2 Million During the Quarter, Additional $7.0 Million Stock Buy Back Program Approved

New York, NY – December 3, 2008 – Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its third fiscal quarter ended October 31, 2008.

Consolidated Results for the Three Months Ended October 31, 2008

Revenue for the third quarter of the fiscal year ending January 31, 2009 (“fiscal 2008”) increased $3.4 million, or 5%, to $69.9 million from $66.5 million in the third quarter of the fiscal year ended January 31, 2008 (“fiscal 2007”).

Adjusted EBITDA, defined by the Company as operating income or loss plus depreciation and amortization and non-cash stock-based compensation, for the third quarter of fiscal 2008 increased $2.6 million, or 28%, to $11.9 million from $9.3 million for the third quarter of fiscal 2007. The improvement was primarily driven by increased profitability in the Company’s Media segment as the Company’s Channel One and interactive businesses demonstrated strong operating results.

Free cash flow, defined by the Company as net cash provided by or used in operating activities, plus changes in operating assets and liabilities minus capital expenditures, for the third quarter of fiscal 2008 increased approximately $2.6 million to $10.7 million, or $0.78 per diluted share, as compared to $8.1 million, or $0.59 per diluted share, for the third quarter of fiscal 2007. This improvement was primarily due to increased accounts receivable collections and improved Adjusted EBITDA performance.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer stated, “We are very pleased with our third quarter results during our key back-to-school season. These results reflected an excellent contribution from our Media segment businesses and represent record quarterly levels of revenue and Adjusted EBITDA for the Company.”

“Given that we are experiencing an economy-driven reduction in spending by advertisers in our Promotion and Placement segments,” continued Mr. Diamond, “we are accordingly lowering our revenue and adjusted EBITDA outlook for the remainder of the year. We are confident that our liquid, debt-free balance sheet;

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diversified revenue streams; earnings power and market-leading positions will enable us to navigate through this challenging period successfully.”

Operating income for the third quarter of fiscal 2008 increased $2.2 million, or 31%, to $9.2 million from $7.0 million in the third quarter of fiscal 2007. The improvement was primarily due to increased Adjusted EBITDA in the Media segment.

Interest expense and Other for the third quarter of fiscal 2008 decreased $0.1 million, to $(0.1) million, from $0 in the third quarter of fiscal 2007. Interest income for the third quarter of fiscal 2008 decreased $0.2 million, to $0.1 million, from $0.3 million in the third quarter of fiscal 2007, due to lower cash and marketable securities balances and lower interest rates.

Income tax expense for the third quarter of fiscal 2008 decreased $0.1 million, to $0.3 million, from $0.4 million for the third quarter of fiscal 2007, due to lower taxable income. In the third quarter of fiscal 2007, the Company recorded alternative minimum tax on its extraordinary gain.

Net income for the third quarter of fiscal 2008 decreased $3.3 million, to $9.1 million, or $0.67 per diluted share, from $12.4 million, or $0.90 per diluted share, for the third quarter of fiscal 2007. In the third quarter of fiscal 2007, the Company recorded a $5.5 million extraordinary gain or $0.40 per diluted share related to its acquisition of the operating assets of Channel One.

Full Year Fiscal 2008 Outlook

Based on the current economic environment, the Company is revising its full year fiscal 2008 guidance. Revenue is projected to be in the range of $215.0 to $220.0 million and Adjusted EBITDA is projected to be in the range of $16.0 to $18.0 million reflecting an approximate 9% revenue increase and a 63% Adjusted EBITDA increase over the prior year.

Subsequent Event

On November 5, 2008, the Company sold its CCS domain name and related trademarks to dELiA*s, Inc. for $5.8 million in cash. The Company will recognize approximately $5.6 million in net income as a result of the sale.

Stock Repurchase Program

During the third quarter of fiscal 2008, the Company spent approximately $2.2 million repurchasing its common stock in the open market and in privately negotiated transactions. The Company’s Board of Directors has authorized an additional $7.0 million for use in the repurchase of the Company’s common stock and, as of market close on December 2, 2008, the Company had $9.9 million remaining available for repurchases. The Company will continue to monitor market conditions and repurchase shares from time to time in the open market at prevailing market prices as well as entertain offers received from third parties to effect privately negotiated repurchase transactions.

Consolidated Results for the Nine Months Ended October 31, 2008

Revenue for the first nine months of fiscal 2008 increased $17.2 million, or 11%, to $173.2 million from $156.0 million for the first nine months of fiscal 2007.

Adjusted EBITDA for the first nine months of fiscal 2008 increased $4.3 million, to $14.4 million, from $10.1 million for the first nine months of fiscal 2007. The increase was primarily due to increased profitability in the Company’s Media segment and lower corporate costs, partially offset by decreased profitability in the Company’s Promotion and Placement segments.

Free cash flow for the first nine months of fiscal 2008 was $7.8 million, or $0.57 per diluted share, as compared to $1.9 million, or $0.14 per diluted share, for the first nine months of fiscal 2007. This improvement was primarily due to increased accounts receivable collections, lower capital expenditures due to the completion of the digital upgrade to Channel One’s infrastructure and improved Adjusted EBITDA.

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Operating income for the first nine months of fiscal 2008 increased $3.0 million, to $6.7 million, from $3.7 million for the first nine months of fiscal 2007, primarily due to higher Adjusted EBITDA in the Company’s Media and Corporate segments offset by lower Adjusted EBITDA in the Company’s Promotion segment.

Interest expense and Other for the first nine months of fiscal 2008 increased $0.1 million, to $0.2 million, from $0.1 million in the first nine months of fiscal 2007, primarily due to the retirement of the Company’s outstanding debt in fiscal 2008. Income tax expense for the first nine months of fiscal 2008 decreased $0.1 million, to $0.7 million, from $0.8 million for the first nine months of fiscal 2007.

Net income for the first nine months of fiscal 2008 decreased $3.1 million, to $6.1 million, or $0.44 per diluted share, from net income of $9.2 million, or $0.67 per diluted share, in the first nine months of fiscal 2007. In the prior year, the Company recorded a $5.5 million extraordinary gain or $0.40 per diluted share related to its acquisition of the operating assets of Channel One.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended October 31, 2008 and 2007, respectively:

	Three Months Ended October 31,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$26,139	$25,928	211	1%
Media	25,032	21,652	3,380	16
Placement	18,736	18,938	(202)	(1)

Total Revenue	$69,907	$66,518	3,389	5%

Adjusted EBITDA
Promotion	$4,051	$4,565	(514)	(11)%
Media	7,078	4,354	2,724	63
Placement	2,761	2,736	25	1
Corporate	(2,040)	(2,321)	281	(12)

Total Adjusted EBITDA	$11,850	$9,334	2,516	27%

Operating Income (Loss)
Promotion	$3,669	$4,185	(516)	(12)%
Media	5,569	2,986	2,583	87
Placement	2,701	2,687	14	1
Corporate	(2,706)	(2,820)	114	(4)

Total Operating Income	$9,233	$7,038	2,195	31%

Promotion segment revenue for the three months ended October 31, 2008 was $26.1 million, an increase of $0.2 million, or 1%, from $25.9 million for the three months ended October 31, 2007. Revenue increased in the Company’s on-campus marketing and sampling businesses, which was offset by decreases in the Company’s AMP Agency business. Adjusted EBITDA was $4.0 million, a decrease of $0.6 million, or 11%, from $4.6 million, primarily due to higher postage and payroll costs. Operating income was $3.7 million, a decrease of $0.5 million, or 12%, from $4.2 million, primarily due to lower Adjusted EBITDA.

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Media segment revenue for the three months ended October 31, 2008 was $25.0 million, an increase of $3.4 million, or 16%, from $21.6 million for the three months ended October 31, 2007. Revenue increased in the Company’s entertainment, Channel One, interactive and display board businesses. Adjusted EBITDA was $7.1 million, an increase of $2.7 million, or 63%, from $4.4 million, primarily driven by increased revenue. Operating income was $5.6 million, an increase of $2.6 million, or 87%, from $3.0 million, primarily driven by higher Adjusted EBITDA, partially offset by higher depreciation and amortization.

Placement segment revenue for the three months ended October 31, 2008 was $18.7 million, a decrease of $0.2 million, or 1%, from $18.9 million for the three months ended October 31, 2007. Revenue decreased primarily due to decreases in broadcast advertising, partially offset by increases in college and multicultural advertising. Adjusted EBITDA was $2.8 million, and remained consistent when compared to Adjusted EBITDA for the three months ended October 31, 2007. Operating income was $2.7 million, and remained consistent when compared to operating income for the three months ended October 31, 2007.

Corporate Adjusted EBITDA for the three months ended October 31, 2008 increased 12% to $(2.0) million from $(2.3) million for the three months ended October 31, 2007, primarily due to lower payroll and related costs, professional fees and technology expenses. Operating loss decreased 4%, or $0.1 million, primarily driven by higher Adjusted EBITDA.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the nine-month periods ended October 31, 2008 and 2007:

	Nine Months Ended October 31,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$69,624	$67,718	$1,906	3%
Media	62,185	46,081	16,104	35
Placement	41,343	42,172	(829)	(2)

Total Revenue	$173,152	$155,971	$17,181	11%

Adjusted EBITDA
Promotion	$7,835	$9,339	$(1,504)	(16)%
Media	9,145	3,054	6,091	NM
Placement	3,950	5,094	(1,144)	(22)
Corporate	(6,527)	(7,377)	850	(12)

Total Adjusted EBITDA	$14,403	$10,110	$4,293	42%

Operating Income (Loss)
Promotion	$6,696	$8,179	$(1,483)	(18)%
Media	4,581	(457)	5,038	NM
Placement	3,783	4,951	(1,168)	(24)
Corporate	(8,396)	(8,962)	566	(6)

Total Operating Income	$6,664	$3,711	$2,953	80%

NM – Not meaningful

Promotion segment revenue for the first nine months of fiscal 2008 was $69.6 million, an increase of $1.9 million, or 3%, from $67.7 million for the first nine months of fiscal 2007. Revenue increased in the Company’s on-campus marketing and sampling businesses, which was offset by decreases in the Company’s AMP Agency business. Adjusted EBITDA was $7.8 million, a decrease of $1.5 million, or 16%

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from $9.3 million, primarily due to higher postage, marketing, and payroll expenses. Operating income was $6.7 million, a decrease of $1.5 million, or 18%, from $8.2 million, due to lower Adjusted EBITDA.

Media segment revenue for the first nine months of fiscal 2008 was $62.2 million, an increase of $16.1 million, or 35%, from $46.1 million for the first nine months of fiscal 2007. Revenue increased in the Company’s entertainment, Channel One, interactive and display board businesses. Adjusted EBITDA was $9.1 million, an increase of $6.1 million, from $3.0 million primarily due to increased revenues. Operating income was $4.6 million, an increase of $5.0 million, from an operating loss of $(0.4) million, driven by higher Adjusted EBITDA and lower depreciation and amortization expense.

Placement segment revenue for the first nine months of fiscal 2008 was $41.3 million, a decrease of $0.9 million, or 2%, from $42.2 million for the first nine months of fiscal 2007. Revenue decreased in broadcast and military advertising, which was partially offset by an increase in multicultural advertising. Adjusted EBITDA was $4.0 million, a decrease of $1.1 million, or 22%, from $5.1 million, as a result of higher payroll and bad debt expense. Operating income was $3.8 million, a decrease of $1.2 million, or 24%, from $5.0 million, due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA for the first nine months of fiscal 2008 increased 12% to $(6.5) million from $(7.4) million for the first nine months of fiscal 2007, primarily driven by lower professional fees, technology costs and employee benefits. Operating loss decreased 6% to $(8.4) million, from $(9.0) million, primarily driven by an increase in Adjusted EBITDA.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites (www.alloy.com and www.delias.com) and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2008 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

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ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and nine-month periods ended October 31, 2008 and 2007 respectively. The Company defines Adjusted EBITDA as net income adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense and other, income taxes, depreciation and amortization and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
Net income	$9.1	$12.4	$6.1	$9.2
Plus (minus)
Extraordinary gain	—	(5.5)	—	(5.5)
Income taxes	0.3	0.4	0.7	0.8
Interest income	(0.1)	(0.3)	(0.3)	(0.9)
Interest expense and other	(0.1)	—	0.2	0.1
Operating income	$9.2	$7.0	$6.7	$3.7
Plus
Depreciation and amortization	1.6	1.4	4.7	3.7
Stock based compensation	1.1	0.9	3.0	2.7

Adjusted EBITDA	$11.9	$9.3	$14.4	$10.1

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	Three Months Ended October 31, 2008
	Operating	Depreciation	Stock-based	Adjusted
	Income (loss)	and Amortization	Compensation	EBITDA
Promotion	$3.7	$(0.2)	$(0.2)	$4.0
Media	5.6	(1.1)	(0.4)	7.1
Placement	2.7	—	(0.1)	2.8
Corporate	(2.7)	(0.3)	(0.4)	(2.0)

Total	$9.2	$(1.6)	$(1.1)	$11.9

	Three Months Ended October 31, 2007
	Operating	Depreciation	Stock-based	Adjusted
	Income (loss)	and Amortization	Compensation	EBITDA
Promotion	$4.2	$(0.2)	$(0.2)	$4.6
Media	2.9	(1.0)	(0.4)	4.3
Placement	2.7	—	—	2.7
Corporate	(2.8)	(0.2)	(0.3)	(2.3)

Total	$7.0	$(1.4)	$(0.9)	$9.3

	Nine Months Ended October 31, 2008
	Operating	Depreciation	Stock-based	Adjusted
	Income (loss)	and Amortization	Compensation	EBITDA
Promotion	$6.7	$(0.7)	$(0.5)	$7.8
Media	4.6	(3.3)	(1.2)	9.1
Placement	3.8	—	(0.1)	4.0
Corporate	(8.4)	(0.7)	(1.2)	(6.5)

Total	$6.7	$(4.7)	$(3.0)	$14.4

	Nine Months Ended October 31, 2007
	Operating	Depreciation	Stock-based	Adjusted
	Income (loss)	and Amortization	Compensation	EBITDA
Promotion	$8.2	$(0.7)	$(0.5)	$9.3
Media	(0.5)	(2.4)	(1.1)	3.1
Placement	5.0	—	(0.1)	5.1
Corporate	(9.0)	(0.6)	(1.0)	(7.4)

Total	$3.7	$(3.7)	$(2.7)	$10.1

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities plus changes in operating assets and liabilities minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the

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operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by (used in) operating activities, a GAAP measure, to free cash flow.

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	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
(In millions, except per share amounts)

Net cash provided by (used in) operating activities	$2.9	$(2.0)	$14.8	$2.5
Plus (minus)
Changes in operating assets and liabilities	9.0	11.2	(0.5)	7.6
Capital expenditures	(1.1)	(1.1)	(6.4)	(8.2)

Free Cash Flow	$10.7	$8.1	$7.8	$1.9

Weighted average shares outstanding – Diluted	13.7	13.7	13.8	13.7

Free Cash Flow per Share	$0.78	$0.59	$0.57	$0.14

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ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	October 31,	January 31,
	2008	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$21,063	$12,270
Marketable securities	—	9,030
Accounts receivable, net of allowance for doubtful accounts of $1,777 and $1,971, respectively	35,958	32,530
Unbilled accounts receivable	12,848	8,164
Inventory	3,370	3,242
Other current assets	4,069	4,987

Total current assets	77,308	70,223
Fixed assets, net	23,477	20,199
Goodwill	50,125	50,111
Intangible assets, net	8,125	7,389
Other assets	1,863	494

Total assets	$160,898	$148,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,574	$10,717
Deferred revenue	14,310	11,956
Bank loan payable	—	4,000
Accrued expenses and other current liabilities	18,261	14,615

Total current liabilities	49,145	41,288
Senior convertible debentures	—	1,397
Other long-term liabilities	2,449	2,400

Total liabilities	51,594	45,085

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 15,582 and 15,377, respectively	155	152
Additional paid-in capital	448,630	445,406
Accumulated deficit	(320,992)	(327,098)

	127,793	118,460
Less treasury stock, at cost: 1,773 and 1,243 shares, respectively	(18,489)	(15,129)

Total stockholders’ equity	109,304	103,331

Total liabilities and stockholders’ equity	$160,898	$148,416

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ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Services revenue	59,434	$56,442	138,530	$121,870
Product revenue	10,473	10,076	34,622	34,101

Total revenue	$69,907	$66,518	$173,152	$155,971

Costs of Revenue:
Cost of services	28,751	$30,066	68,038	$65,972
Cost of products sold	2,973	3,115	10,315	10,514

Total costs of revenue	$31,724	$33,181	$78,353	$76,486

Expenses:
Operating	22,994	20,455	69,800	57,236
General and administrative	4,335	4,435	13,666	14,775
Depreciation and amortization**	1,621	1,409	4,669	3,763

Total expenses	28,950	26,299	88,135	75,774

Operating income	$9,233	$7,038	$6,664	$3,711

Interest expense and other	89	(24)	(154)	(64)
Interest income	83	282	282	831

Income before income taxes	9,405	7,296	6,792	4,478
Income taxes	(305)	(408)	(686)	(810)

Income before extraordinary item	9,100	6,888	6,106	3,668
Extraordinary gain	—	5,500	—	5,500

Net income	9,100	12,388	6,106	9,168

Basic net earnings per share:
Income before extraordinary item	$0.68	$0.51	$0.45	$0.27
Extraordinary gain	—	0.40	—	0.41

Basic net earnings per share	$0.68	$0.91	$0.45	$0.68

Diluted net earnings per share:
Income before extraordinary item	$0.67	$0.50	$0.44	$0.27
Extraordinary gain	—	0.40	—	0.40

Diluted net earnings per share:	$0.67	$0.90	$0.44	$0.67

Weighted average shares outstanding:
Basic	13,464	13,568	13,546	13,419

Diluted	13,653	13,750	13,750	13,654

**	Includes amortization of intangibles of $513 and $419 for the three month period ended October 31, 2008 and 2007, respectively. Includes amortization of intangibles of $1,491 and $1,314 for the nine month period ended October 31, 2008 and 2007, respectively.

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Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended October 31,
	2008	2007
	Unaudited	Unaudited
Cash Flows from Operating Activities
Net income	$6,106	$9,168
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain	—	(5,500)
Depreciation and amortization of fixed assets	3,178	2,449
Amortization of intangible assets	1,491	1,314
Provision for losses on accounts receivable	374	(641)
Compensation charge for restricted stock and issuance of options	3,085	2,636
Changes in operating assets and liabilities:
Accounts receivable	(4,354)	(14,135)
Inventory and other assets	760	714
Accounts payable, accrued expenses, and other	4,112	6,504

Net cash provided by operating activities	14,752	2,509

Cash Flows from Investing Activities
Capital expenditures	(6,432)	(8,166)
Acquisition of companies, net of cash acquired	2,619	1,302
Purchases of marketable securities	—	(8,595)
Proceeds from the sales and maturity of marketable securities	7,705	16,215
Purchase of domain name / mailing list / marketing rights	(1,236)	(1,460)

Net cash provided by (used in) investing activities	2,656	(704)

Cash Flows from Financing Activities
Proceeds from line of credit	—	4,000
Issuance of common stock	—	620
Repurchase of common stock	(3,360)	(547)
Debt conversion	(1,255)	—
Payment of bank loan payable	(4,000)	—

Net cash (used in) provided by financing activities	(8,615)	4,073

Net change in cash and cash equivalents	8,793	5,878

Cash and cash equivalents:

Beginning of period	12,270	6,366

End of period	$21,063	$12,244

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